EXHIBIT 10.3

welltower INC.

2017-2019 LONG-TERM INCENTIVE PROGRAM – Bridge 2

1.                   Purpose.  This 2017-2019 Long-Term Incentive Program (the “Program”) adopted pursuant to the Welltower Inc. 2016 Long-Term Incentive Plan (the “Equity Plan”) and any successor equity plan and is intended to provide an incentive for superior work and to motivate executives and employees of Welltower Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees.  The Program is for the benefit of Participants (as defined below).

2.                   Definitions.  Capitalized terms used herein without definitions shall have the meanings given to those terms in the Equity Plan.  In addition, as used herein:

“All REIT Index” means the MSCI US REIT Index

“Annualized TSR Percentage” means (1*(1 + Cumulative TSR))^(1/3) - 1.

“Award” means a grant to a Participant hereunder.

“Award Notice” means the restricted stock unit award agreement with a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in this Program, including, without limitation, the Participant’s Target Award and the Participant’s threshold, target, and high payout multiples.

“Cause” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company immediately prior to such termination or the Participant’s employment agreement does not define “Cause,” then “Cause” shall mean: (i) negligence or willful misconduct by the Participant in connection with the performance of his or her material duties as an employee of the Company or any Subsidiary; (ii) a breach by the Participant of any of his or her material duties as an employee of the Company or any Subsidiary, including but not limited to the provisions of Section 4 herein; (iii) conduct by the Participant against the material best interests of the Company or any Subsidiary, including but not limited to embezzlement or misappropriation of corporate assets, or a material act of statutory or common law fraud against the Company, any Subsidiary or the employees of either the Company or any Subsidiary; (iv) conviction for or plea of nolo contendere to any crime that is a felony, involves moral turpitude, or was committed in connection with the performance of Participant’s job responsibilities for the Company; (v) indictment of the Participant of a felony or a misdemeanor involving moral turpitude and such indictment has a material adverse effect on the interests or reputation of the Company or any Subsidiary; (vi) the intentional and willful failure by Participant to substantially perform his or her job responsibilities to the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Company; (vii) the failure by Participant to satisfactorily perform his or her job responsibilities to the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental disability); or (viii) a breach by Participant of any of the Company’s policies and procedures, including but not limited to the Company’s Code of Business Conduct & Ethics.

“Change in Corporate Control” shall have the same meaning as set forth in Section 10.1(a) of the Equity Plan and Section 10.1(c) of the Equity Plan.  In addition, in order to qualify as a “Change in Corporate Control”, an event must also meet the requirements for a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” with the meaning of Treas. Reg. §1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $1.00 per share, either currently existing or authorized hereafter.

“Common Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of Common Stock over the 20 consecutive trading days ending on, and including such date (or if such date is not a trading day, the most recent trading day immediately preceding such date); provided that, if such date is the date upon which a Change in Corporate Control occurs, the Common Stock Price as of such date shall be equal to the fair value, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Change in Corporate Control for one share of Common Stock.

“Cumulative TSR” means ((1*(1 + TSR Year 1)*(1 + TSR Year 2)*(1 + TSR Year 3)) ‑ 1.

“Debt + Preferred” means the sum of the Company’s secured debt, unsecured debt and the total amount of preferred stock for the designated period.

“Disability” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company that defines “Disability,” then “Disability” shall have the same meaning as defined in the Equity Plan.

“Dividend Value” means the aggregate amount of dividends and other distributions paid on one Share for which the record date occurred on or after the first day of the Performance Period and prior to the final settlement date at which shares of Common Stock are issued to a Participant (excluding dividends and distributions paid in the form of additional Shares).

“Earned Award” means, with respect to a Participant, the actual number of shares of Common Stock that were earned by such Participant pursuant to this Program at the end of the Performance Period based on the achievement of the performance goals set forth in Section 5.

“EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, as determined in accordance with Generally Accepted Accounting Principles, for the designated period.

“Equity Plan” means the Welltower Inc. 2016 Long-Term Incentive Plan, as amended from time to time.

“Fair Market Value” means, as of any given date, the fair market value of a security which shall be the closing sale price reported for such security on the principal stock exchange or, if applicable, any other national exchange on which the security is traded or admitted to trading on such date on which a sale was reported.  If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which  there are market quotations.

“Good Reason” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company immediately prior to such termination and/or the Participant’s employment agreement does not define “Good Reason”:  (i) a substantial adverse change, not consented to by the Participant, in the nature or scope of the Participant’s responsibilities, authorities, powers, functions, or duties; or (ii) a breach by the Company of any of its material obligations hereunder.  Unless otherwise provided in an employment agreement to which the Participant is a party immediately prior to such termination, to constitute “good reason termination,” the Participant must:  (1) provide written notice to the Company within 90 days of the initial existence of the event constituting “Good Reason;” (2) may not terminate his or her employment unless the Company fails to substantially remedy the event constituting “Good Reason” within 30 days after such notice has been given; and (3) the Participant must terminate employment with the Company no later than 30 days after the end of the 30-day period in which the Company fails to substantially remedy the event constituting “Good Reason.”

“Health Care REIT Index” means the NAREIT Health Care REIT Index (or a successor index including a comparable universe of publicly traded U.S. real estate investment trusts), in each case adjusted and reweighted to exclude the Company from the index.   As of the beginning of the Performance Period, the NAREIT Health Care REIT Index was comprised of Ventas, Inc, HCP, Inc., Omega Healthcare Investors, Senior Housing Properties Trust, Healthcare Trust of America, Inc., Healthcare Realty Trust, National Health Investors, Medical Properties Trust, Community Healthcare Trust, Inc., Care Capital Properties, Sabra Health Care REIT, LTC Properties, New Senior Investment Group, Physicians Realty Trust, Universal Health Realty Income, Care Trust REIT, Quality Care Properties, Inc., MedEquities Realty Trust, Inc., and Global Medical REIT.  Any health care REIT organization that is not in existence for the entire Performance Period shall be omitted from this index.

“Index Return” means, with respect to the Performance Period, the compounded annualized return of either the Health Care REIT Index, or the All REIT Index, as applicable, over the Performance Period expressed as a percentage.  For the avoidance of doubt, the intent of the Committee is that Index Return over the Performance Period be calculated in a manner designed to produce a fair comparison between the Company’s Annualized TSR Percentage and the Index Return for the purpose of determining Relative

Performance.  In the case of the Health Care REIT Index, the Index Return shall be computed as the sum of each component company’s weighted TSR with each component company’s weight as the average of its relative market capitalization on dates that correspond to the beginning of each year of the Performance Period.

“Participant” means an executive or employee of the Company or any Subsidiary selected by the Compensation Committee to participate in the Program.

“Performance Period” means the period commencing on January 1, 2017 and concluding on the earlier of (i) December 31, 2019, or (ii) a Change in Corporate Control.

“Program” means this Welltower Inc. 2017-2019 Long-Term Incentive Program, as amended from time to time.

“Qualified Termination” means termination of a Participant’s employment for Good Reason, by reason of the Participant’s death, Disability, by the Company without Cause, Retirement and in the case of a Participant who is party to an employment agreement with the Company, a non‑renewal by the Company of the term of such agreement.

“Relative Performance” means the Annualized TSR Percentage relative to the applicable Index Return.

“Retirement” means the voluntary termination of employment by a Participant after attaining age 55 and completing ten consecutive full years of service; provided, however, that the sum of the Participant’s age and consecutive full years of service to the Company shall be equal to 70 or more; and provided further that the Participant (a) delivers to the Company, so that the Company receives or is deemed to have received in accordance with Section 12(i) at least six months prior to the date of his or her retirement, written notice specifying such retirement date, (b) remains in the continuous service of the Company from the date the written notice is received until his or her retirement date, and (c) enters into a retirement agreement with the Company  in such form as shall be determined by the Company from time to time that includes both (i) a customary release of claims covering the Company and its affiliates, and (ii) an affirmation of continued compliance with the non-competition, non-solicitation, non-disparagement and non-disclosure covenants in favor of the Company and related persons as set forth in Section 4.

“Target Award” means a Participant’s target award, expressed as a number of restricted stock units, for the Performance Period, as set forth in the Participant’s Award Notice.

“Total Shareholder Return” or “TSR” means the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)) in the value per share of Common Stock during the Performance Period due to the appreciation in the price per share of Common Stock and dividends paid during the Performance Period, assuming dividends are reinvested.  Total Shareholder Return or TSR for any 12-month period shall be calculated as follows:  (i) the Common Stock Price at the end of the period plus dividends paid during the 12-month period divided by (ii) the Fair Market Value of the Common Stock at the beginning of the period, minus (iii) 1.  As set forth in, and pursuant to, Section 9 of this Agreement, appropriate adjustments to the Total Shareholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 9 that occur during the Performance Period.

3.                      Administration

(a)                 The Program shall be administered by the Compensation Committee in accordance with the Equity Plan.  The Compensation Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Program and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Program (including the number of shares of Common Stock issuable to any Participant), provided such determinations are not made in bad faith and are not inconsistent with the terms, purpose and intent of the Program.  The Compensation Committee may delegate to one or more officers or employees of the Company some or all of its authority to administer the Program as described in this Section 3, and in the event of such delegation, references to the Compensation Committee in this Section 3 shall apply in the same manner to such delegate or delegates to the extent of such delegated authority.  In particular, but without limitation and subject to the foregoing, the Compensation Committee shall have the authority:

(i)                   to select Participants under the Program in its sole discretion;

(ii)                 to determine the Target Award and any formula or criteria for the determination of the Target Award for each Participant and to determine the Earned Award;

(iii)                to determine the terms and conditions, consistent with the terms of this Program, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;

(iv)               to adopt, alter and repeal such administrative rules, guidelines and practices governing the Program as it shall from time to time deem advisable; and

(v)                 to interpret the terms and provisions of the Program and any Award granted under the Program (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Program.

(b)                 Subject to the terms hereof, all decisions made by the Compensation Committee in good faith pursuant to the Program shall be final, conclusive and binding on all persons, including the Company and the Participants.  No member of the Compensation Committee, and no officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Program, and all members of the Compensation Committee and each and any officer or employee of the Company acting on their behalf shall, to the fullest extent not prohibited by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.                   Conditions of Participation

As a condition of entitlement to participate in the Program, whether or not the Participant receives any payment or other benefit under the Program, each Participant shall comply with the following restrictive covenants.

(a)           Protection of Confidential Information.         Participant, both during employment with the Company and thereafter, shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below) except as may be required for Participant to perform in good faith his or her job responsibilities to the Company while employed by the Company.  Upon Participant’s termination of employment, Participant shall return to the Company all Confidential Information and shall not retain any Confidential Information in Participant’s possession that is in written or other tangible form and shall not furnish any such Confidential Information to any third party, except as provided herein.  Notwithstanding the foregoing, this Section 4(a) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Section 4 or any other duty owed to the Company by Participant, (iii) is lawfully disclosed to Participant by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Participant to disclose or make accessible any information or is voluntarily disclosed by Participant to law enforcement or other governmental authorities.  Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used in this Program, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Participant or known by Participant as a consequence of or through Participant’s relationship with the Company, in any form, including electronic media.  Confidential Information also includes, but is not limited to the Company’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Participant may have relating to Confidential Information under any other agreement, promise or duty to the Company.

(b)           Non-Competition.               In the course of the performance of Participant’s job responsibilities for the Company, Participant has obtained extensive and valuable knowledge and information concerning the Company’s business (including confidential information relating to the Company and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects).  Accordingly, during employment with the Company and for [one year][1] following Participant’s termination of employment, Participant will not engage in any business activities on behalf of any enterprise which competes with the Company or any of its affiliates in the business of (i) ownership or operation of Health Care Facilities (defined below); (ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities. “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled

                [1]               One year will be the duration of the non-competition period for SVPs and above.  For employees holding the title of Director, Assistant Vice President and Vice President, the duration will be six months.  For all other employees (i.e., Managers and below), the duration will be three months.

nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects.  Participant will be deemed to be engaged in such competitive business activities if Participant participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

(c)           Non-Solicitation.  During employment with the Company and for one year following the end of Participant’s employment with the Company, Participant, to the fullest extent not prohibited by applicable law, directly or indirectly, individually or on behalf of any other person or entity, including Participant, will not encourage, induce, attempt to induce, recruit, attempt to recruit, solicit or attempt to solicit or participate in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed or providing full-time services as a consultant at that time by the Company or any subsidiary or affiliate of the Company.

(d)           Non-Disparagement.           At all times during and following Participant’s employment with the Company, Participant will not make or direct anyone else to make on Participant’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company.  Participant will not make any direct or indirect written or oral statements to the press, television, radio, on social media or to, on or through other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors.  The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.

(e)           Remedies.             For the avoidance of doubt, any breach of any of the provisions in this Section 4 shall constitute a material breach by Participant.  Notwithstanding any other provision of this Program, by becoming entitled to receive any payments or other benefits under this Program, Participant is deemed to have agreed that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach by Participant of any of Sections 4(a) through 4(d), inclusive.  In the event of any such breach or threatened breach, and without relinquishing any other rights or remedies that the Company may have, including but not limited to the forfeiture or repayment by Participant of any payments or benefits otherwise payable or paid to Participant under this Program, the Company may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Participant from violating this Section 4 and requiring Participant to comply with its provisions.  The Company may present this Section 4 to any third party with which Participant may have accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Section 4, if the Company has reason to believe Participant has or may have breached a provision of this Section 4.

5.                   Determination of Awards

(a)                 Each Participant’s Award Notice shall specify such Participant’s Target Award and threshold, target, and high payout multiples.

(b)                 The percentage of a Participant’s Target Award that may be earned for the Performance Period shall be determined as follows:  25 percent of the Target Award shall be earned based on the Company’s Relative Performance to the Health Care REIT Index; 15 percent of the Target Award shall be earned based on the Company’s Relative Performance to the All REIT Index; 10 percent of the Target Award shall be earned based on the Company’s Annualized TSR Percentage; 20 percent of the Target Award shall be earned based on the Company’s (Debt + Preferred) / EBITDA ratio; 15% shall be earned based on the establishment of Academic Medical Centers and Super-Regional Health Systems Relationships; and 15 percent of the Target Award shall be earned based on the Effectiveness of  Management and Progression on Corporate Initiatives; all as further set forth on Exhibit A.

(c)                 Depending on the score for each of the performance goals as determined pursuant to Exhibit A, the Earned Award for the Performance Period shall be determined based on the Participant’s individual threshold, target and high payout multiples described in the Participant’s Award Notice.

For performance between two different tiers, the percentage payable shall be calculated using interpolation between tiers. The level of achievement for each listed performance goal shall be determined independently.

Except as otherwise provided herein, the Earned Award shall be settled in shares of Common Stock upon satisfaction of the vesting requirements as set forth in Section 8.

6.                   Change in Corporate Control.  In the event that prior to December 31, 2019, a Change in Corporate Control occurs, then each outstanding Award will be deemed earned as of the date of such Change in Corporate Control in accordance with the computation described in Section 5(b) as if the Performance Period ended on the day prior to the consummation of the Change in Corporate Control, except that corporate metrics not tied to TSR shall be calculated based on the results through the most recent completed fiscal quarter, but each Award shall further be multiplied by a fraction, the numerator of which shall be the number of full and partial months from the beginning of the Performance Period through the Change in Corporate Control and the denominator of which shall be 36.  Notwithstanding Sections 4 and 8(b), any shares of Common Stock issued to satisfy such outstanding Earned Awards shall be fully vested and nonforfeitable.

7.                   Termination of Participant’s Employment.

(a)                 If a Participant’s employment with the Company terminates, the provisions of this Section 7 shall govern the treatment of the Participant’s Award exclusively, regardless of the provisions of any employment, change in control or other agreement or arrangement to which the Participant is a party, or any termination or severance policies of the Company then in effect, which shall be superseded by this Program.

(b)                 In the event of termination of a Participant’s employment by reason of a Qualified Termination prior to the end of the Performance Period, then the Compensation Committee shall determine the Participant’s Earned Award in accordance with the computation described in Section 5(b) as if the Performance Period ended on the calendar quarter end immediately preceding the date of the Participant’s Qualified Termination; provided, however, that the Earned Award of such terminated Participant for the Performance Period shall be multiplied by a fraction, the numerator of which shall be the number of days in which the Participant an employee of the Company during the Performance Period and the denominator of which shall be the total number of days in the Performance Period.  The pro-rated Earned Award shall be paid out in shares of Common Stock that are fully vested.

(c)                 In the event of termination of a Participant’s employment by reason of a Qualified Termination after the end of the Performance Period, any portion of the Participant’s Earned Award that has not yet been settled shall become fully vested and shall be paid out in shares of Common Stock.

(d)                 As a condition of receiving any payments or benefits under this Program on account of Participant’s Qualified Termination, the Company may require Participant to deliver an irrevocable, effective release of claims in the form determined by the Company and/or an affirmation of continued compliance with the non-competition, non-solicitation, non-disparagement and non-disclosure covenants in favor of the Company and related persons as set forth in Section 4.

(e)                 In the event of a termination of a Participant’s employment for any reason other than a Qualified Termination prior to the end of the Performance Period, except as otherwise set forth in the Participant’s Award Notice, the Award held by the Participant for the Performance Period shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award.  In the event of a termination of a Participant’s employment for any reason other than a Qualified Termination after the end of the Performance Period, any portion of the Earned Award that has not yet been settled in shares of Common Stock shall be forfeited.

8.                   Payment of Awards.

(a)                 As soon as practicable following the end of the Performance Period , the Compensation Committee shall determine the size of each Participant’s Earned Award, if any, with respect to the Performance Period (with the date of such determination being referred to as the “Issuance Date”).  In no event shall the Issuance Date with respect to the Performance Period be later than 74 days after the end of the Performance Period; provided that (i) in the case of the Performance Period that ends upon a Change in Corporate Control, the Issuance Date shall be no later than immediately prior to the consummation of the Change in Corporate Control, and (ii) in the case of a determination required by Section 7(b), the Issuance Date shall be no later than 74 days after the date of the Participant’s Qualified Termination.

(b)                 Except as otherwise provided in Sections 6 and 7, on each vesting date described below, the Company shall issue to each Participant (or such Participant’s estate or beneficiary, if applicable) a number of shares of Common Stock equal to the vested portion of the Earned Award.  Subject to a Participant’s continued employment with the Company or a subsidiary and continued compliance with the restrictive covenants set forth in Section 4 through such date, one-half of the shares subject to a Participant’s Earned Award shall be vested as of the Issuance Date, and one-half of such shares shall become fully vested on December 31, 2020.  In addition, on each such vesting date, as applicable (or on the Issuance Date with regard to an Earned Award settled in accordance with Section 6 or 7), the Company shall pay in cash to each Participant (or such Participant’s estate or beneficiary, if applicable) an amount equal to the Dividend Value multiplied by the number of shares issued pursuant to Section 6, Section 7 or this Section 8(b) on such date.

9.                   Adjustments.  Without duplication with the provisions of Sections 3 and 11 of the Equity Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of Shares, sale of all or substantially all of the assets or Shares of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than ordinary cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Compensation Committee necessitates action by way of adjusting the terms of the Program, then and in that event, the Compensation Committee shall take such action as shall be necessary to maintain the Participants’ rights hereunder so that they are substantially the same rights existing under this Program prior to such event.

10.                Restrictions and Conditions.  Subject to the provisions of the Equity Plan and this Program, except as may otherwise be permitted by the Compensation Committee, a Participant shall not be permitted voluntarily or involuntarily to sell, assign, transfer, or otherwise encumber or dispose of the restricted stock units or an Award; provided that the foregoing restriction shall not apply to Shares actually issued to a Participant.

11.                Withholding of Tax.  Each Participant shall, not later than the date as of which vesting or payment in respect of an Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state and local taxes required by law to be withheld on account of such taxable event.  The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied by withholding a number of Shares to be issued to a Participant with an aggregate Fair Market Value that would satisfy the withholding amount due.  The Company’s obligation to deliver stock certificates (or evidence of book entry) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by such Participant or through the Company’s exercise of its authority.

12.                Miscellaneous.

(a)                 Amendment and Termination.  The Company reserves the right to amend or terminate the Program at any time in its discretion without the consent of any Participant, but no such amendment shall adversely affect the rights of the Participants with regard to outstanding Awards in any material respect.

(b)                 No Contract for Continuing Services.  This Program shall not be construed as creating any contract for continued services between the Company or any of its Subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its Subsidiaries.

(c)                 Governing Law.  The Program and each Award Notice awarded under the Program shall be construed in accordance with and governed the laws of the State of Ohio, without regard to principles of conflict of laws of such state.

(d)                 Arbitration.           Subject to Section 4(e) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Program, will be resolved exclusively in final and binding arbitration held under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in accordance with JAMS then current Employment Arbitration Rules and Procedures, or successor rules then in effect. The arbitration will be held in New York, New York, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Participant and the Company will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators.  Except as provided by this Program, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Participant and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law.  If the Company is the prevailing party, the arbitration may award some or all of the costs for the arbitrator’s fees and/or other administrative fees to the fullest extent not prohibited by law.  The existence and subject matter of all arbitration proceedings, including, any settlements or awards thereunder, shall remain confidential.

(e)                 Construction.  Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.

(f)                  Headings.  The Section headings and Section numbers are included solely for ease of reference.  If there is any conflict between such headings or numbers and the text of this Program, the text shall control.

(g)                 Effect on Other Plans.  Nothing in this Program shall be construed to limit the rights of Participants under the Company’s or its Subsidiaries’ benefit plans, programs or policies.

(h)                 Clawback Policy.  All Awards granted under this Program shall be subject to forfeiture (as determined by the Compensation Committee) in accordance with the terms of the Company’s clawback or recoupment policy (as in effect from time to time).  Furthermore, prior to the occurrence of a Change in Corporate Control, an Award (including an Earned Award) granted under this Program and shares of Common Stock issued under this Program to a Participant shall be subject to forfeiture (as determined by the Compensation Committee) in the event that a Participant breaches any provision of Section 4 herein.

(i)                   Notices.  Any notice provided for under this Program shall be in writing and may be delivered in person or sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Company:  Welltower Inc., 4500 Dorr Street, Toledo, OH  43615 Attention:  Legal Department

If to a Participant, at the address on file with the Company’s Human Resources Department.

The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.  Any Participant may change the address at which notice shall be given by notifying the Company in the manner set forth in this Section 12(i).  The Company may change the address at which notice shall be given by notifying each Participant in the manner set forth in this Section 12(i).

                (j)            Section 409A.

(1)           This Program is intended to comply with Section 409A of the Code (“Code Section 409A”) and will be interpreted in a manner intended to comply with Code Section 409A.  Any provision that would cause this Program or any payment hereunder to fail to satisfy Code Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Program, references to a “retirement,” “termination,” “termination of employment” or like terms shall mean separation from service.

(2)           Any payment scheduled to be made under this Program that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A), that are otherwise due on or within the six-month period following termination of employment will accrue during such six-month period and will instead become payable in a lump sum payment on the first business day period following such six-month period.  Furthermore, if any other payments of money or other benefits due to a Participant under this Agreement could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

(3)           Notwithstanding any contrary provision herein, a Participant’s right to any payment (including each installment payment) under this Program shall be treated as a “separate payment” within the meaning of Code Section 409A.

END OF PROGRAM DOCUMENT